UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 159D) OF
THE SECURITIES AND EXHANGE ACT OF 1934

December 10, 2002

Date of Report (date of Earliest Event Reported)

I-LINK INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

FLORIDA	0-17973	59-2291344
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

13571 South Wadsworth Park Drive, Suite 200, Draper, Utah 84020
(Address of principal executive offices and zip code)

(801) 576-5000
(Registrants telephone number, including area code)

not applicable
(Former name or former address, if changed from last report)

ITEM 2.  Acquisition or Disposition of Assets

On December 11, 2002, the Company issued a press release (“Press Release”) which is included herein as Exhibit 99.1.  The Press Release announced that on December 10, 2002, I-Link’s wholly owned subsidiary WorldxChange Corp (“WorldxChange”) completed the purchase of the Enterprise and Agent business of RSL COM U.S.A. Inc. (“RSL”).  The acquisition includes the assets used by RSL to provide long distance voice and data services, including frame relay, to small and medium size businesses (“Direct” business), and the assets used to provide long distance and other voice services to small businesses and the consumer/residential market (“A&R” business), together with the existing customer base of the Enterprise and Agent business.

The purchase agreement was originally entered into between Counsel Springwell Communications LLC and RSL and was assigned to WorldxChange in May 2002.  The closing occurred on December 10, 2002 following receipt of all regulatory approvals.  WorldxChange paid a purchase price of $7.5 million, subject to certain closing balance sheet adjustments, and agreed to pay up to an additional $3.0 million on March 31, 2004, contingent upon the achievement of certain revenue levels by the Direct business for the year 2003.  The purchase price of $7.5 million is being financed by a loan from I-Link to WorldxChange that is due March 1, 2004.  I-Link’s loan to WorldxChange is being financed by a convertible loan from a wholly owned subsidiary of Counsel Corporation  (I-Link’s single largest stockholder) to I-Link.  The loan from Counsel Corporation’s subsidiary is convertible into common stock of I-Link at the exchange rate of $0.084 per share, which rate represents the average closing price of I-Link’s common stock for the twenty trading days preceding December 10, 2002.

Of the additional $3.0 million purchase price, a minimum of $1.0 million is payable March 31, 2004.  The remaining $2.0 million payment is contingent upon achievement of certain revenue levels by the Direct business for the year 2003.  The actual amount due will be prorated based upon 2003 Direct business revenues between $25 million ($0 amount payable) to $35 million ($2.0 million payable).

The foregoing disclosure is subject in its entirety to the information set forth in the Press Release, a copy of which is attached hereto and incorporated herein by reference.

The Company will file an amendment to this Form 8-K within 60 days that will include the financial statements of RSL and related pro forma financial information as required by Item 2 of this Form 8-K.

ITEM 7.  Financial Statements and Exhibits.

10.1	Form of Asset Purchase Agreement by and between Counsel Springwell Communications LLC and RSL COM U.S.A., INC.

10.2	Form of Amendment No. 1 to Asset Purchase Agreement

99.1	I-Link Press Release dated December 11, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: December 26, 2002	I-Link Incorporated

/s/ Stephen Weintraub
Stephen Weintraub
Senior VP and Secretary